Exhibit 99.1
Bookham Announces Third Quarter
Fiscal Year 2006 Financial Results
SAN JOSE, Calif., – May 4, 2006 – Bookham, Inc. (Nasdaq: BKHM), a leading provider of optical components, modules and subsystems, today announced financial results for its third quarter of fiscal year 2006, ended April 1, 2006.
Revenue in the third quarter of fiscal 2006 was $53.4 million. This compares with revenue of $60.7 million in the second quarter of fiscal 2006 and revenue of $49.9 million in the third quarter of fiscal 2005. Revenue from Nortel in the third quarter declined, as the Company had forecast, to $24.1 million in the third quarter from $34.3 million in the second quarter. Revenue from all other customers increased 11% in the third quarter to $29.3 million from $26.4 million in the second quarter.
Under generally accepted accounting principles (GAAP), gross margin in the third quarter was 11 percent. This compares with a gross margin of 27 percent in the second quarter and a gross margin of negative 1 percent in the same period a year ago.
GAAP net loss in the third quarter was $48.0 million, or a net loss of $0.90 per share. Third quarter GAAP net loss compares with a GAAP net loss of $11.9 million, or a net loss of $0.28 per share, in the second quarter and a GAAP net loss of $129.6 million, or a net loss of $3.86 per share, in the third quarter of fiscal 2005. Third quarter fiscal GAAP net loss includes one-time charges of approximately $18.6 million associated with the retirement of the Company’s long-term debt and $7.2 million for settlement of litigation that was initiated prior to the Company’s acquisition of its New Focus subsidiary. Third quarter fiscal 2005 GAAP net loss included charges of $98.1 million for a goodwill write-down relating to the Company’s acquisitions.
Bookham provides certain supplemental non-GAAP financial measures, including non-GAAP net loss excluding non-cash stock and option compensation, charges such as impairment and restructuring, the settlement of litigation, the retirement of the Company’s debt, and acquired in-process research and development, along with a measure of Adjusted EBITDA, that also excludes these charges, to provide readers with the opportunity to use the same financial metrics as management to evaluate the Company’s performance. Bookham also believes these non-GAAP measures enhance the comparability and transparency of results for the period. A reconciliation table of GAAP to non-GAAP measures is included in the financial tables section of this release, and further discussion of these measures is also included later in this release.
Third quarter non-GAAP net loss, which excludes restructuring charges of $2.4 million, non-cash stock and option compensation of $1.8 million, a $7.2 million charge for the settlement of an on-going litigation, an $18.6 million loss recorded in connection with the settlement of our debt, and $0.1 million of acquired in-process research and development, was $17.9 million, or a non-GAAP net loss of $0.34 per share. Third quarter non-GAAP net loss compares with a non-GAAP net loss of $8.3 million, or a non-GAAP net loss of $0.19 per share in the second quarter. Non-GAAP net loss in the third quarter of fiscal 2005 was $27.7 million, or $0.82 per share. Please see additional information in the section “Non-GAAP Financial Measures” below.
Third quarter Adjusted EBITDA was negative $10.7 million. This compares with positive Adjusted EBITDA of $0.7 million in the second quarter and negative Adjusted EBITDA of $17.6 million in the third quarter of fiscal 2005. Adjusted EBITDA is calculated as net loss excluding the impact of taxes, net interest expense, depreciation and amortization, as well as restructuring, impairment, non-cash compensation related to stock and options, and certain other one-time charges and credits specifically identified where applicable, including the litigation settlement and debt retirement in the third quarter of fiscal 2006. Please see additional information in the section “Non-GAAP Financial Measures” below.

Cash, cash equivalents and restricted cash at the end of the third quarter was $66.9 million, compared with $81.3 million at the end of the second quarter and $42.1 million in the same period a year ago.
“Our third quarter gross margin and Adjusted EBITDA results were adversely impacted due to several factors, including unexpected costs related to closing our Paignton, UK manufacturing facility, lower overall production volumes, and a change in product mix," said Dr. Giorgio Anania, president and chief executive officer of Bookham, Inc. "In response to the current situation, we are implementing a focused recovery plan, which will involve a number of company-wide cost reduction measures designed to lower our overhead spending by $5 million to $6 million per quarter by the December quarter of this year.”
“In spite of these recent challenges we did increase revenue to telecom customers other than Nortel by 13 percent, and to industrial customers by 5 percent, over the second quarter, continued the move of our assembly and test operations to our manufacturing facility in Shenzhen, China, and started ramping up production on a wide number of new products that should enable us to broaden our marketshare and create additional sales opportunities during the course of this calendar year,” said Dr. Anania.

Outlook and Guidance
“In the fourth quarter, we will conclude the sale of discontinued products to Nortel under the terms of our supply agreement. We are also winding down our Paignton assembly manufacturing operations and expect to complete this process over the next few months, which should result in additional cost savings, with the majority of the reductions to our cost base being realized by the end of the December quarter,” said Dr. Anania. “In addition, overall market demand remains strong, and with our next generation products beginning to reach full production-stage and starting to ramp up in volume, we should see some positive upside in our sales mix in the second half of the calendar year. Given these favorable trends, I remain optimistic that we will achieve ongoing revenue growth with our new customers over the next several quarters.”
The following forecasts are based on current expectations. These statements are forward looking, and actual results may differ materially. Please see the Safe Harbor statement in this release for a description of certain important risk factors that could cause actual results to differ, and refer to Bookham’s annual and quarterly reports on file with the Securities and Exchange Commission (SEC) for a more complete description of the risks.
Furthermore, our outlook excludes items that may be required by GAAP such as restructuring and related costs, acquisition or disposal related costs, impairments of goodwill and other long-lived assets for which the likelihood and amounts are not determinable at this time, extraordinary items, as well as the expensing of stock options and restricted stock grants under SFAS 123R.
For the fourth quarter of fiscal 2006, ending July 1 2006, the Company expects revenue will be in the range of $52 million to $55 million.
The Company expects gross margin will be in the range of 6 percent to 10 percent.
The Company expects adjusted EBITDA will be in a range of negative $11 million to negative $15 million.
Conference Call
Bookham is scheduled to hold a conference call to discuss its third quarter fiscal 2006 financial results today at 4:30 p.m. ET/1:30 p.m. PT. To access the call, dial 1-973-582-2741. A live webcast of the call will also be available via the Investors section of the Company’s website at www.bookham.com.
A replay of the conference call will be available through May 11, 2006. To access the replay, dial 1-973-341-3080. The conference code for the replay is 7263352.

About Bookham
Bookham, Inc. is a global leader in the design, manufacture and marketing of optical components, modules and subsystems. The company’s optical components, modules and subsystems are used in various applications and industries, including telecommunications, data communications, aerospace, industrial and military. Since 2002, the company has acquired the optical components businesses from Nortel Networks and Marconi, as well as Ignis Optics, Inc., the business of Cierra Photonics Inc., New Focus, Inc., Onetta, Inc., and Avalon, Inc. The company has manufacturing facilities in the UK, US, Canada, China and Switzerland; and offices in the US, UK, Canada, France and Italy and employs approximately 2000 people worldwide. More information on Bookham, Inc. is available at www.bookham.com
Bookham and all other Bookham, Inc. product names and slogans are trademarks or registered trademarks of Bookham, Inc. in the USA or other countries.
Safe Harbor Statement
Any statements in this announcement about the future expectations, plans or prospects of Bookham, including statements containing the words “believe”, “plan”, “anticipate”, “expect”, “estimate”, “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including factors described in Bookham’s most recent quarterly report on Form 10-Q. These include continued demand for optical components, transfer of test and assembly operations to China, no further degradation in the $/£ exchange rate and the continued ability of the Company to maintain requisite financial resources. The forward-looking statements included in this announcement represent Bookham’s view as of the date of this release. Bookham anticipates that subsequent events and developments may cause Bookham’s views to change. However, Bookham disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document. Those forward-looking statements should not be relied upon as representing Bookham’s views as of any date subsequent to the date of this announcement.
Non-GAAP Financial Measures
The Company provides pro forma net loss, a non-GAAP measure of net loss and Adjusted EBITDA as supplemental financial information regarding the Company’s operational performance.
Non-GAAP Net Loss
Non-GAAP net loss is calculated as net loss excluding the impact of impairment charges, restructuring costs, non-cash compensation related to stock and options granted to employees, and certain other one-time charges and credits specifically identified where applicable. The Company evaluates its performance using, among other things, non-GAAP net loss in evaluating the Company’s historical and prospective operating financial performance, as well as its operating performance relative to its competitors. Specifically, management uses this non-GAAP measure to further understand the Company’s “core operating performance.” The Company believes its “core operating performance” represents the Company’s on-going performance in the ordinary course of its operations. Accordingly, management excludes from “core operating performance” those items, such as impairment charges, restructuring programs and costs relating to specific major projects which are non-recurring, as well as non-cash compensation related to stock and options. Management does not believe these items are reflective of the Company’s ongoing operations and accordingly excludes those items from non-GAAP net loss.

The Company believes that providing non-GAAP net loss to its investors, in addition to corresponding income statement measures, provides investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations may look in the future. The Company further believes that providing this information allows the Company’s investors greater transparency and a better understanding of the Company’s core financial performance. Additionally, non-GAAP net loss has historically been presented by the Company as a complement to net loss, thus increasing the consistency and comparability of the Company’s earnings releases. The non-GAAP adjustments, and the basis for excluding them, are discussed further below.
A pro-forma subtotal within the Company’s determination of non-GAAP net loss specifically excludes from the Company’s net loss the non-cash compensation related to stock and options granted to employees under SFAS 123R — Share-Based Payment subsequent to the Company’s adoption of this accounting standard on July 3, 2005, and under APB 25 for earlier comparative periods. Management uses this non-GAAP information to compare this specific non-cash expense with similar expenses of competitors and other companies. Management also believes this provides useful information to investors, particularly during this transition period when not all companies have adopted the provisions of SFAS 123R.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP net loss should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP net loss used by other companies. The GAAP measure most directly comparable to non-GAAP net loss is net loss. A reconciliation of non-GAAP net loss to net loss is set forth in the schedules below.
Adjusted EBITDA
Adjusted EBITDA is calculated as net loss excluding the impact of taxes, net interest expense, depreciation and amortization, as well as restructuring, impairment, non-cash compensation related to stock and options, and certain other one-time charges and credits specifically identified where applicable. The Company uses Adjusted EBITDA in evaluating the Company’s historical and prospective cash usage, as well as its cash usage relative to its competitors. Specifically, management uses this non-GAAP measure to further understand and analyze the cash used in/generated from the Company’s core operations. The Company believes that by excluding these non-cash and non-recurring charges, more accurate expectations of our future cash needs can be assessed in addition to providing a better understanding of the actual cash used in/generated by core operations for the periods presented. Management does not believe the excluded items are reflective of the Company’s ongoing operations and accordingly excludes those items from Adjusted EBITDA. The Company believes that providing Adjusted EBITDA to its investors, in addition to corresponding GAAP cash flow measures, provides investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions that impact the Company’s cash position and understanding how the cash position may look in the future. The Company further believes that providing this information allows the Company’s investors greater transparency and a better understanding of the Company’s core cash position. Furthermore, similar non-GAAP measures have historically been presented by the Company as a complement to its GAAP presentation. The non-GAAP adjustments, and the basis for excluding them, are discussed further below.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Adjusted EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net loss. A reconciliation of Adjusted EBITDA to GAAP net loss is set forth in the financial schedules section below.

Impairment of Goodwill, Intangibles and other Long-lived Assets
GAAP requires the Company to compare the fair value of its long-lived assets to their carrying amount on the Company’s financial statements. If the carrying amount is greater than its fair value, then an impairment must be recognized in the GAAP presentation, and included as a charge to earnings in the statement of operations. In particular this is the case regarding businesses acquired by the Company. If the carrying amount of the acquired businesses, including recorded goodwill, is greater than its fair value, then an impairment of the goodwill must be recognized in the GAAP presentation, and included as a charge to earnings in the Company’s statement of operations. The Company excludes the impairment of long-lived assets, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing core operational performance of the Company. The Company believes that these items do not reflect expected future operating expenses nor does the Company believe that they provide a meaningful evaluation of current versus past core operational performance.
Restructuring Activities
The Company has incurred expenses, which are included in its GAAP statement of operations, primarily due to the write-down of certain property and equipment that has been identified for disposal, workforce related charges such as retention bonuses, severance, benefits and employee relocation costs related to formal restructuring plans, termination costs and building costs for facilities not required for ongoing operations, and costs related to the relocation of certain facilities and equipment from buildings which the Company has disposed of or plans to dispose of. The Company excludes these items, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing operational performance of the Company. The Company does not believe that these items reflect expected future operating expenses nor does it believe that they provide a meaningful evaluation of current versus past core operational performance.
Early Extinguishment of Debt
The Company has recorded an expense related to the extinguishment of its debt, which is included in its GAAP statement of operations. The Company excludes this item, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing performance of the Company. The Company does not believe that this item reflects expected future expenses nor does it believe that they provide a meaningful evaluation of current versus past core operational performance.
Legal Settlement
The Company has recorded an expense related to the settlement of an on-going litigation, which is included in its GAAP statement of operations. The Company excludes this item, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing performance of the Company. The Company does not believe that this item reflects expected future expenses nor does it believe that they provide a meaningful evaluation of current versus past core operational performance.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. The GAAP measure most directly comparable to non-GAAP net loss is net loss. The GAAP measure most directly comparable to Adjusted EBITDA is net loss. A reconciliation of each of these non-GAAP financial measures to GAAP information is set forth below.
Contacts:
Bookham, Inc.
Jim Fanucchi
Summit IR Group Inc.
+1 408 404-5400
ir@bookham.com
Steve Abely
Chief Financial Officer
+1 408 383-1400
ir@bookham.com

BOOKHAM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	April 1, 2006	July 2, 2005

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$61,079	$24,934
Restricted cash	1,713	3,260
Accounts receivable, net	18,798	20,257
Amounts due from related parties, net	10,373	7,262
Inventories	53,438	53,192
Prepaid expenses and other current assets	12,494	11,190
Assets held for resale	—	13,694

Total current assets	157,895	133,789
Long-term restricted cash	4,119	4,119
Goodwill	8,803	6,260
Other intangible assets, net	22,235	28,010
Property and equipment, net	51,132	64,156
Other assets	—	1,552

Total assets	$244,184	$237,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,491	$31,334
Amounts owed to related parties	—	774
Accrued expenses and other liabilities	42,599	38,477

Total current liabilities	69,090	70,585
Deferred gain on sale leaseback	19,349	—
Notes payable to related party	—	45,861
Convertible debentures	—	19,140
Other long-term liabilities	5,792	11,232

Total liabilities	94,231	146,818

Stockholders’ equity:
Common stock	574	338
Additional paid-in capital	1,046,726	925,677
Deferred compensation	—	(808)
Accumulated other comprehensive income	30,193	32,889
Accumulated deficit	(927,540)	(867,028)

Total stockholders’ equity	149,953	91,068

Total liabilities and stockholders’ equity	$244,184	$237,886

BOOKHAM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended
	April 1, 2006	December 31, 2005

Net revenues	$53,360	$60,726
Cost of revenues	47,561	44,049

Gross profit	5,799	16,677

Operating expenses:
Research and development	10,914	10,007
Selling, general and administrative	13,204	12,949
Amortization of intangible assets	2,326	2,491
Restructuring charges	2,441	1,763
Acquired in-process research and development	118	—
Gain on sale of property and equipment	(313)	(685)
Legal settlement	7,150	—

Total operating expenses	35,840	26,525

Operating loss	(30,041)	(9,848)
Early extinguishment of debt	(18,592)	—
Other income/(expense), net	621	(2,079)

Loss before income taxes	(48,012)	(11,927)
Provision for income taxes	(36)	(2)

Net loss	$(48,048)	$(11,929)

Basic and diluted loss per share:
Net loss per share	$(0.90)	$(0.28)

Weighted average shares of common stock outstanding (basic and diluted)	53,246	42,836

Stock based compensation included in the following:
Cost of sales	$344	$468
Research and development	455	356
Selling, general and administrative	1,048	1,077

Total	$1,847	$1,901

BOOKHAM, INC.
RECONCILIATION OF GAAP NET LOSS TO CERTAIN
NON-GAAP MEASURES
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	April 1, 2006		December 31, 2005
	Net Loss	Adjusted EBIDTA	Net Loss	Adjusted EBIDTA

GAAP net loss	$(48,048)	$(48,048)	$(11,929)	$(11,929)
Stock compensation	1,847	1,847	1,901	1,901

Pro forma	(46,201)	(46,201)	(10,028)	(10,028)

Adjustments:
Depreciation expense	—	4,875	—	4,988
Amortization expense	—	2,326	—	2,491
Income taxes, net	36	36	2	2
Interest income	—	(171)	—	(454)
Interest expense	—	154	—	1,943
Restructuring charges	2,441	2,441	1,763	1,763
Acquired in-process research and development	118	118	—	—
Early extinguishment of debt	18,592	18,592	—	—
Legal settlement	7,150	7,150	—	—

Non-GAAP measures	$(17,864)	$(10,680)	$(8,263)	$705

Non-GAAP measures per share (basic and diluted)	$(0.34)	$(0.20)	$(0.19)	$0.02

Weighted average shares of common stock outstanding (basic and diluted)	53,246	53,246	42,836	42,836